Exhibit 2.1

AMENDMENT NO. 1 TO THE MERGER AGREEMENT

This AMENDMENT NO. 1 TO THE MERGER AGREEMENT, dated as of December 13, 2020, is entered into by and among China XD Plastics Company Limited, a Nevada corporation (the “Company”), Faith Dawn Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”), and Faith Horizon Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Parent, Merger Sub and the Company may hereafter be referred to as a “Party” in their individual capacities and as “Parties” collectively.

WHEREAS, the Parties have entered into that certain agreement and plan of merger dated as of June 15, 2020 (the “Merger Agreement”), upon the terms and subject to the conditions of which, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and becoming a wholly-owned subsidiary of Parent as a result of the Merger;

WHEREAS, the Parties desire to amend the Merger Agreement so as to extend the Termination Date (as defined in the Merger Agreement) from December 14, 2020 to February 7, 2021.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Parties agree to amend the Merger Agreement as follows:

1.	Definitions; References

Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed to them under the Merger Agreement.

2.	Amendment to Merger Agreement

The reference to “December 14, 2020” in Section 9.1(b)(iii) of the Merger Agreement is hereby amended to be “February 7, 2021”.

3.	Miscellaneous

3.1.	Effectiveness; No Further Amendment

All of the provisions of this Amendment shall be effective as of the date hereof. The Parties agree that all other provisions of the Merger Agreement shall, subject to the amendment in Section 2 of this Amendment, continue unamended, in full force and effect and constitute legal and binding obligations of the Parties. This Amendment forms an integral and inseparable part of the Merger Agreement.

3.2.	Others

Section 10.5 (Counterparts), Section 10.9 (Governing Law) and Section 10.10 (Dispute Resolution) of the Merger Agreement are hereby incorporated by reference and made applicable to this Amendment mutatis mutandis.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective directors or officers thereunto duly authorized.

FAITH DAWN LIMITED

By: /s/ Jie Han

Name: Jie Han

Title: Director

FAITH HORIZON INC.

By: /s/ Jie Han

Name: Jie Han

Title: Director

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective directors or officers thereunto duly authorized.

CHINA XD PLASTICS COMPANY LIMITED

By: /s/ Taylor Zhang

Name: Taylor Zhang

Title: Chief Financial Officer